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                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                               (Rule 13d-102)
         INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2(b)
                            (AMENDMENT NO. 20)(1)



                              G&K SERVICES, INC.
                     ----------------------------------
                              (Name of Issuer)

                               Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                 361268105
                     ----------------------------------
                              (CUSIP Number)

    Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               Rule 13d-1(b)
        -----

          X    Rule 13d-1(c)
        -----

               Rule 13d-1(d)
        -----


   (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 6 Pages


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CUSIP No. 361268105                      13G                  Page 2 of 6 Pages

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 (1) Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of Above
     Persons

     RICHARD FINK
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization:
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power:         1,486,114
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power:           131,245
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power:         1,486,114
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power:           131,245
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:
                                                   1,617,359
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                         /X/
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(11) Percent of Class Represented by Amount in Row (9):
                                                       7.95%
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(12) Type of Reporting Person:                            IN

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                    *SEE INSTRUCTION BEFORE FILLING OUT!

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                                                              Page 3 of 6 Pages

Item 1(a).  NAME OF ISSUER
and (b)     G&K Services, Inc.
            5995 Opus Parkway, Suite 500
            Minnetonka, MN 55343
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Item 2(a).  NAME OF PERSON(S) FILING
            Richard Fink
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Item 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            5995 Opus Parkway, Suite 500
            Minnetonka, MN 55343
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Item 2(c).  CITIZENSHIP: U.S.A.

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Item 2(d).  TITLE OF CLASS OF SECURITIES: Class A Common Stock

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Item 2(e).  CUSIP NUMBER: 361268105

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Item 3.  If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

    (a)  [ ] Broker or dealer registered under Section 15 of the Exchange Act.

    (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Exchange
             Act.

    (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

    (e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

    If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

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                                                              Page 4 of 6 Pages

Item 4.  OWNERSHIP

   Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) AMOUNT BENEFICIALLY OWNED:
    1,617,359 shares at December 31, 1998.
    ---------------------------------------------------------------------------

    (b) PERCENT OF CLASS:
    7.95 percent pursuant to Rule 13d-3(c).
    ---------------------------------------------------------------------------

    (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (1) sole power to vote or to direct the vote
              1,486,114
              -----------------------------------------------------------------
         (2) shared power to vote or to direct the vote
              131,245
              -----------------------------------------------------------------
         (3) sole power to dispose or to direct the disposition of
              1,486,114
              -----------------------------------------------------------------
         (4) shared power to dispose or to direct the disposition of
              131,245
              -----------------------------------------------------------------

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         Not Applicable

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         Not Applicable
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Item 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not Applicable
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Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not Applicable
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Item 9.  NOTICE OF DISSOLUTION OF GROUP
         Not Applicable
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                                                              Page 5 of 6 Pages

Item 10. CERTIFICATION
      (a) Not Applicable

      (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       /s/ Richard Fink
Date    January 26, 1999.              ----------------------------------------
                                       Richard Fink

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                                                              Page 6 of 6 Pages

                                  EXHIBIT A

                          To Form 13G (Individual)

     The filing of this report shall not be construed as an admission by the person identified in Item 2(a) that, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act, he is the "beneficial owner" of any equity securities listed below; and such person expressly disclaims that he is part of a "group."

Record Owner's Relationship               Record Owner's           Number
   to Reporting Person                   Type of Ownership         of Shares
---------------------------              -----------------         ---------

Reporting Person                           Indirect(1)             126,989(2)
Reporting Person                           Indirect(3)               4,256(2)
Spouse                                     Indirect                  8,850

(1) As Co-Trustee of the David Robert Fink 1992 Trust.
(2) Included in the Amount of shares reported in Item 4(a)
(3) By The Richard and Beverly Fink Family Foundation.